Exhibit 1

In accordance with Rule 13d-1(k)(10) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13G relating to the Common Stock of Aviragen Therapeutics, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

February 14, 2018	THOMAS M. CLAY

	By:	/s/ Thomas M. Clay
Thomas M. Clay

February 14, 2018	EAST HILL MANAGEMENT COMPANY, LLC

	By:	/s/ Thomas M. Clay
Thomas M. Clay, Manager